Exhibit 10.10

BALL CORPORATION

2005 DEFERRED COMPENSATION PLAN

AMENDED AND RESTATED, AS OF JANUARY 1, 2013

ARTICLE I
Establishment and Purpose	1

ARTICLE II
Definitions	1

ARTICLE III
Eligibility and Participation	7

ARTICLE IV
Deferrals	8

ARTICLE V
Company Contributions	11

ARTICLE VI
Benefits	11

ARTICLE VII
Modifications to Payment Schedules	15

ARTICLE VIII
Valuation of Account Balances; Investments	16

ARTICLE IX
Administration	17

ARTICLE X
Amendment and Termination	19

ARTICLE XI
Informal Funding	19

ARTICLE XII
Claims	20

ARTICLE XIII
General Provisions	22

Schedule A — Eligible Employees

ARTICLE I

Establishment and Purpose

Ball Corporation (the “Company”) adopted the Ball Corporation 2005 Deferred Compensation Plan (the “Plan”), effective January 1, 2005.  The Plan applies only to amounts deferred under the Plan on or after January 1, 2005, and to amounts deferred prior to January 1, 2005 that were not vested as of December 31, 2004. Amounts deferred under the Plan prior to January 1, 2005 that were vested as of December 31, 2004 remain subject to the provisions of the Ball Corporation 2001 Deferred Compensation Plan and predecessor plans as the same may be amended from time to time by the Company without material modification (the “Grandfathered Plans”), it being expressly intended that such Grandfathered Plans are to remain exempt from the requirements of Code Section 409A.

The 2005 Plan document was amended and restated effective January 1, 2009 to incorporate final regulations and interim amendments required under Code Section 409A.  On August 21, 2012, the Company amended the Plan to clarify the payment of death benefits following the death of the Participant and the Participant’s Beneficiary. This document incorporates the August 21, 2012 amendment in a single restated Plan document.

The purpose of the Plan is to attract and retain key employees by providing Participants with an opportunity to defer receipt of the cash portion of their annual incentive awards and other cash compensation specified by the Human Resources Committee of the Board of Directors. The Plan is not intended to meet the qualification requirements of Code Section 401(a), but is intended to meet the requirements of Code Section 409A, and shall be operated and interpreted consistent with that intent.

The Plan constitutes an unsecured promise by the Company (or its Affiliates) to pay benefits in the future. Participants in the Plan shall have the status of general unsecured creditors of the Company or Affiliates, as applicable. The Plan is unfunded for federal tax purposes and is intended to be an unfunded arrangement for eligible employees who are part of a select group of management or highly compensated employees of the Employer within the meaning of Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA. Any amounts set aside to defray the liabilities assumed by the Company will remain the general assets of the Company and shall remain subject to the claims of the Company’s creditors until such amounts are distributed to the Participants.

ARTICLE II

Definitions

2.1                               Account. Account means a bookkeeping account maintained by the Plan Administrator to record the payment obligation of the Company to a Participant as determined under the terms of the Plan. The Plan Administrator may maintain an Account to record the total obligation to a Participant and component Accounts to reflect amounts payable at different times and in different forms pursuant to the terms of a Participant’s Compensation Deferral Agreement(s). Reference to an Account means any such Account established by the Plan Administrator, as the context requires. Accounts are intended to constitute unfunded obligations within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

2.2                               Account Balance. Account Balance means, with respect to any Account, the total payment obligation owed to a Participant from such Account as of the most recent Valuation Date.

2.3                               Affiliate. Affiliate means a corporation, trade or business that, together with the Company, is treated as a single employer under Code Section 414(b) or (c).

2.4                               Beneficiary. Beneficiary means a natural person, estate, or trust designated by a Participant to receive payments to which a Beneficiary is entitled in accordance with provisions of the Plan. The Participant’s spouse, if living, otherwise the Participant’s estate, shall be the Beneficiary if: (i) the Participant has failed to properly designate a Beneficiary, or (ii) all designated Beneficiaries have predeceased the Participant.

A former spouse shall have no interest under the Plan, as Beneficiary or otherwise, unless the Participant designates such person as a Beneficiary after dissolution of the marriage, except to the extent provided under the terms of a domestic relations order as described in Code Section 414(p)(1)(B).

2.5                               Business Day. Business Day means each day on which the New York Stock Exchange is open for business.

2.6                               Change in Control. Change in Control means any of the following events: (i) a change in the ownership of the Company, (ii) a change in the effective control of the Company, or (iii) a change in the ownership of a substantial portion of the assets of the Company.

For purposes of this Section, a change in the ownership of the Company occurs on the date on which any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group constitutes more than 50% of the total fair market value or total voting power of the stock of the Company. A change in the effective control of the Company occurs on the date on which either: (i) a person, or more than one person acting as a group, acquires ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company, taking into account all such stock acquired during the 12-month period ending on the date of the most recent acquisition, or (ii) a majority of the members of the Company’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of such Board of Directors prior to the date of the appointment or election, but only if no other corporation is a majority shareholder of the Company. A change in the ownership of a substantial portion of assets occurs on the date on which any one person, or more than one person acting as a group, other than a person or group of persons that is related to the Company, acquires assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions, taking into account all such assets acquired during the 12-month period ending on the date of the most recent acquisition.

An event constitutes a Change in Control with respect to a Participant only if the Participant performs services for the Company or Affiliate that has experienced the Change in Control, or the Participant’s relationship to the Company or Affiliate otherwise satisfies the requirements of Treasury Regulation Section 1.409A-3(i)(5)(ii).

The determination as to the occurrence of a Change in Control shall be based on objective facts and in accordance with the requirements of Code Section 409A.

2.7                               Claimant. Claimant means a Participant or Beneficiary filing a claim under Article XII of this Plan.

2.8                               Code. Code means the Internal Revenue Code of 1986, as amended from time to time.

2.9                               Code Section 409A. Code Section 409A means section 409A of the Code, and regulations and other guidance issued by the Treasury Department and Internal Revenue Service thereunder.

2.10                        Committee. Committee means the Human Resources Committee (“HR Committee”) of the Board of Directors of the Company.

2.11                        Company. Company means Ball Corporation.

2.12                        Company Contribution. Company Contribution means a credit by the Company to a Participant’s Account(s) in accordance with the provisions of Article V of the Plan. Company Contributions are credited at the sole discretion of the Company and the fact that a Company Contribution is credited in one year shall not obligate the Company to continue to make such Company Contribution in subsequent years. Unless the context clearly indicates otherwise, a reference to Company Contribution shall include Earnings attributable to such contribution.

2.13                        Compensation. Compensation means the cash portion of a Participant’s annual incentive awards and such other cash compensation (if any) approved by the Committee as Compensation that may be deferred under this Plan. Compensation shall not include any compensation that has been previously deferred under this Plan or any other arrangement subject to Code Section 409A or the Grandfathered Plans.

2.14                        Compensation Deferral Agreement. Compensation Deferral Agreement means an agreement between a Participant and the Company that specifies: (i) the amount of each component of Compensation that the Participant has elected to defer to the Plan in accordance with the provisions of Article IV, and (ii) the Payment Schedule applicable to one or more Accounts. The Plan Administrator may permit different deferral amounts for each component of Compensation and may establish a minimum or maximum deferral amount for each such component. A Compensation Deferral Agreement may also specify the investment allocation described in Section 8.4.

2.15                        Death Benefit. Death Benefit means the benefit payable under the Plan to a Participant’s Beneficiary(ies) upon the Participant’s death as provided in Section 6.1 of the Plan.

2.16                        Deferral. Deferral means a credit to a Participant’s Account(s) that records that portion of the Participant’s Compensation that the Participant has elected to defer to the Plan in accordance with the provisions of Article IV. Unless the context of the Plan clearly indicates otherwise, a reference to Deferrals includes Earnings attributable to such Deferrals.

Deferrals shall be calculated with respect to the gross cash Compensation payable to the Participant prior to any deductions or withholdings, but shall be reduced by the Plan Administrator as necessary so that it does not exceed 100% of the cash Compensation of the Participant remaining after deduction of all required income and employment taxes, employee benefit deductions, and other deductions required by law. Changes to payroll withholdings that affect the amount of Compensation being deferred to the Plan shall be allowed only to the extent permissible under Code Section 409A.

2.17                        Earnings. Earnings means a positive or negative adjustment to the value of an Account, based upon the allocation of the Account by the Participant among deemed investment options in accordance with Article VIII.

2.18                        Effective Date. Effective Date means January 1, 2013.

2.19                        Eligible Employee. Eligible Employee means a member of a “select group of management or highly compensated employees” of the Company within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, as determined by the Committee (or the Plan Administrator, if such authority is delegated by the Committee) from time to time in its sole discretion.

2.20                        Employee. Employee means a common-law employee of an Employer.

2.21                        Employer. Employer means, with respect to Employees it employs, the Company and each Affiliate.

2.22                        ERISA. ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.23                        Grandfathered Plan. Grandfathered Plan means the Ball Corporation 2001 Deferred Compensation Plan and predecessor plans and amounts of compensation deferred thereunder prior to January 1, 2005 that were vested as of December 31, 2004.

2.24                       Participant. Participant means an Eligible Employee who has received notification of his or her eligibility to defer Compensation under the Plan under Section 3.1 and any other person with an Account Balance greater than zero, regardless of whether such individual continues to be an Eligible Employee. A Participant’s continued participation in the Plan shall be governed by Section 3.2 of the Plan.

2.25                        Payment Schedule. Payment Schedule means the date as of which payment of an Account under the Plan will commence and the form in which payment of such Account will be made.

2.26                        Performance-Based Compensation. Performance-Based Compensation means Compensation where the amount of, or entitlement to, the Compensation is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least 12 consecutive months. Organizational or individual performance criteria are considered pre-established if established in writing by not later than 90 days after the commencement of the period of service to which the criteria relate, provided that the outcome is substantially uncertain at the time the criteria are established. The determination of whether Compensation qualifies as “Performance-Based Compensation” will be made in accordance with Treas. Reg. Section 1.409A-1(e) and subsequent guidance.

2.27                        Plan. Generally, the term Plan means the “Ball Corporation 2005 Deferred Compensation Plan” as documented herein and as may be amended from time to time hereafter. However, to the extent permitted or required under Code Section 409A, the term Plan may in the appropriate context also mean a portion of the Plan that is treated as a single plan under Treas. Reg. Section 1.409A-1(c), or the Plan or portion of the Plan and any other nonqualified deferred compensation plan or portion thereof that is treated as a single plan under such section.

2.28                        Plan Administrator. Plan Administrator means the Deferred Compensation Committee of the Company.

2.29                        Plan Year. Plan Year means January 1 through December 31.

2.30                        Retirement Restoration Account. Retirement Restoration Account means an Account established to record the Restoration Contribution specified in Section 5.3 and to pay the Retirement Restoration Benefit.

2.31                        Retirement Restoration Benefit.  Retirement Restoration Benefit means the benefit payable under Section 6.1(c).

2.32                        Separation Account. Separation Account means an Account established by the Plan Administrator pursuant to a Participant’s Compensation Deferral Agreement to record the amounts payable to a Participant upon Separation from Service. A Participant may establish and maintain no more than the maximum number of Separation Accounts specified by the Plan Administrator.

2.33                        Separation from Service.  Separation from Service means an Employee’s termination of employment with the Employer. Whether a Separation from Service has occurred shall be determined by the Plan Administrator in accordance with Code Section 409A.

Except in the case of an Employee on a bona fide leave of absence as provided below, an Employee is deemed to have incurred a Separation from Service if the Employer and the Employee reasonably anticipate that the level of services to be performed by the Employee after a date certain would be reduced to 20% or less of the average services rendered by the Employee during the immediately preceding 36-month period (or the total period of employment, if less than 36 months), disregarding periods during which the Employee was on a bona fide leave of absence.

An Employee who is absent from work due to military leave, sick leave, or other bona fide leave of absence shall incur a Separation from Service on the first date immediately following the later of: (i) the six month anniversary of the commencement of the leave, or (ii) the expiration of the Employee’s right, if any, to reemployment under statute or contract. Notwithstanding the preceding, however, an Employee who is absent from work due to a physical or mental impairment that is expected to result in death or last for a continuous period of at least six months and that prevents the Employee from performing the duties of his or her position of employment or a similar position shall incur a Separation from Service on the first date immediately following the 29-month anniversary of the commencement of the leave.  Notwithstanding the foregoing, a Participant’s Separation from Service based on the application of the preceding sentence shall not constitute a termination of employment, determination of disability or entitlement to a disability benefit under any other program maintained by the Company providing for payment of disability benefits

For purposes of determining whether a Separation from Service has occurred, the Employer has the meaning specified in Section 2.21, except that in applying Code sections 1563(a)(1), (2) and (3) for purposes of determining whether another organization is an Affiliate of the Company under Code Section 414(b), and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining whether another organization is an Affiliate of the Company under Code Section 414(c), “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in those sections.

The Plan Administrator specifically reserves the right to determine whether a sale or other disposition of substantial assets to an unrelated party constitutes a Separation from Service with respect to a Participant providing services to the seller immediately prior to the transaction and providing services to the buyer after the transaction. Such determination shall be made in accordance with the requirements of Code Section 409A.

2.34                        Separation from Service Benefit. Separation from Service Benefit means the benefit payable under the Plan in accordance with Section 6.1(a).

2.35                        Specified Date Account. Specified Date Account means an Account established by the Plan Administrator to record the amounts payable at a future date as specified in the

Participant’s Compensation Deferral Agreement. A Participant may establish and maintain no more than the maximum number of Specified Date Accounts specified by the Plan Administrator.

2.36                        Specified Date Benefit. Specified Date Benefit means the benefit payable to a Participant under the Plan in accordance with Section 6.1(b).

2.37                        Substantial Risk of Forfeiture. Substantial Risk of Forfeiture means the description specified in Treas. Reg. Section 1.409A-1(d).

2.38                        Target Total Annual Compensation.  Target Total Annual Compensation means, for purposes of determining the contribution to a Participant’s Retirement Restoration Account, the total as of the last date prior to salary continuance of (i) the Participant’s annualized salary for the calendar year, plus (ii) the Participant’s target annual incentive award under the Ball Corporation Economic Value Added Incentive Compensation Plan, or any successor plan.

2.39                        Unforeseeable Emergency. Unforeseeable Emergency means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s dependent (as defined in Code section 152, without regard to section 152(b)(1), (b)(2), and (d)(1)(B)), or a Beneficiary; loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The types of events which may qualify as an Unforeseeable Emergency may be limited by the Plan Administrator.

2.40                        Valuation Date. Valuation Date means each Business Day selected by the Plan Administrator, in its discretion, for determining the value of an Account.

ARTICLE III

Eligibility and Participation

3.1                               Eligibility and Participation. An Eligible Employee becomes a Participant upon the earlier to occur of: (i) a credit of Company Contributions under Article V, or (ii) receipt of notification of eligibility to participate.

3.2                               Duration. A Participant shall be eligible to defer Compensation and receive allocations of Company Contributions, subject to the terms of the Plan, for as long as such Participant remains an Eligible Employee. A Participant who is no longer an Eligible Employee but has not Separated from Service may not defer Compensation under the Plan beyond the Plan Year in which he or she became ineligible but may otherwise exercise all of the rights of a Participant under the Plan with respect to his or her Account(s). On and after a Separation from Service, a Participant shall remain a Participant as long as his or her Account Balance is greater than zero (0), and during such time may continue to make allocation elections as provided in Section 8.4. An individual shall cease being a

Participant in the Plan when all benefits under the Plan to which he or she is entitled have been paid.

A Participant who is an Eligible Employee at the time he or she is placed on disability leave of absence in accordance with the Company’s policies and procedures shall continue to be eligible to receive an allocation of Company Contributions under Section 5.3 until the earlier of (i) the date the Plan Administrator determines that the Eligible Employee is no longer eligible for the Retirement Restoration Benefit, (ii) notification of termination of employment, (iii) attainment of age 65, or (iv) the Participant’s death.

ARTICLE IV

Deferrals

4.1                               Deferral Elections, Generally.

(a)                                 A Participant may elect to defer Compensation by submitting a Compensation Deferral Agreement during the enrollment periods established by the Plan Administrator and in the manner specified by the Plan Administrator, but in any event, in accordance with Section 4.2. A Compensation Deferral Agreement that is not timely filed with respect to a service period or component of Compensation shall be considered void and shall have no effect with respect to such service period or Compensation. The Committee (or the Plan Administrator, if such authority is delegated) may unilaterally modify any Compensation Deferral Agreement prior to the date the election becomes irrevocable under the rules of Section 4.2.

(b)                                 The Participant shall specify on his or her Compensation Deferral Agreement the amount of Deferrals and whether to allocate Deferrals to one or more Separation Accounts or to one or more Specified Date Accounts. If no designation is made, Deferrals shall be allocated to the Separation Account with the shortest Payment Schedule in effect at the time the election is made. If no Separation Account exists, a Separation Account will be established with a lump sum as the Payment Schedule under Section 6.2(a). A Participant may also specify in his or her Compensation Deferral Agreement the Payment Schedule applicable to his or her Plan Accounts. If the Payment Schedule is not specified in a Compensation Deferral Agreement, the Payment Schedule shall be the Payment Schedule specified in Section 6.2.

4.2                               Timing Requirements for Compensation Deferral Agreements.

(a)                                 First Year of Eligibility. In the case of the first year in which an Eligible Employee becomes eligible to participate in the Plan, he or she has up to 30 days following his or her initial eligibility to submit a Compensation Deferral Agreement with respect to Compensation to be earned during such year. The

Compensation Deferral Agreement described in this paragraph becomes irrevocable upon the end of such 30-day period. The determination of whether an Eligible Employee may file a Compensation Deferral Agreement under this paragraph shall be determined in accordance with the rules of Code Section 409A, including the provisions of Treas. Reg. Section 1.409A-2(a)(7).

A Compensation Deferral Agreement filed under this paragraph applies to Compensation earned on and after the date the Compensation Deferral Agreement becomes irrevocable.

(b)                                 Prior Year Election. Except as otherwise provided in this Section 4.2, Participants may defer Compensation by filing a Compensation Deferral Agreement no later than December 31 of the year prior to the year in which the Compensation to be deferred is earned. A Compensation Deferral Agreement described in this paragraph shall become irrevocable with respect to such Compensation as of the last day for filing such election.

(c)                                  Performance-Based Compensation. Participants may file a Compensation Deferral Agreement with respect to Performance-Based Compensation no later than the date that is six months before the end of the performance period, provided that:

(i)                                     the Participant performs services continuously from the later of the beginning of the performance period or the date the criteria are established through the date the Compensation Deferral Agreement is submitted; and

(ii)                                  the Compensation is not readily ascertainable as of the date the Compensation Deferral Agreement is filed.

A Compensation Deferral Agreement becomes irrevocable with respect to Performance-Based Compensation as of the last day for filing such election. Any election to defer Performance-Based Compensation that is made in accordance with this paragraph and that becomes payable as a result of the Participant’s death or disability (as defined in Treas. Reg. Section 1.409A-1(e)) or upon a Change in Control (as defined in Treas. Reg. Section 1.409A-3(i)(5)) prior to the satisfaction of the performance criteria, will be void.

(d)                                 Short-Term Deferrals. The Plan Administrator may permit deferrals through December 31, 2008 of “short-term” deferrals in accordance with IRS Notice 2007-86.

(e)                                  Certain Forfeitable Rights. With respect to a legally binding right to a payment in a subsequent year that is subject to a forfeiture condition requiring the Participant’s continued services for a period of at least 12 months from the date the Participant obtains the legally binding right, an election to defer such Compensation may be made on or before the 30th day after the Participant obtains the legally binding right to the Compensation, provided that the election is made at least 12 months in advance of the earliest date at which the forfeiture condition could lapse.  The Compensation Deferral Agreement described in this paragraph becomes irrevocable on such 30th day. If the forfeiture condition applicable to the payment lapses before the end of the required service period as a result of the Participant’s death or disability (as defined in Treas. Reg. Section 1.409A-3(i)(4)) or upon a Change in Control (as defined in Treas. Reg. Section 1.409A-3(i)(5)), the Compensation Deferral Agreement will be void unless it would be considered timely under another rule described in this Section.

(f)                                   Company Awards. The Company may unilaterally provide for deferrals of Company awards prior to the date of such awards. Deferrals of Company awards (such as sign-on, retention, or severance pay) may be negotiated with a Participant prior to the date the Participant has a legally binding right to such Compensation.

(g)                                  “Evergreen” Deferral Elections. The Plan Administrator, in its discretion, may provide in the Compensation Deferral Agreement that such Compensation Deferral Agreement will continue in effect for each subsequent year or performance period. Such “evergreen” Compensation Deferral Agreements will become effective with respect to an item of Compensation on the date such election becomes irrevocable under this Section 4.2. An evergreen Compensation Deferral Agreement may be terminated or modified prospectively with respect to Compensation for which such election remains revocable under this Section 4.2. A Participant whose Compensation Deferral Agreement is cancelled in accordance with Section 4.5 will be required to file a new Compensation Deferral Agreement under this Article IV in order to recommence Deferrals under the Plan.

4.3                               Allocation of Deferrals. A Compensation Deferral Agreement may allocate Deferrals to one or more Specified Date Accounts and Separation Accounts. The Plan Administrator may, in its discretion, establish a minimum deferral period for the establishment of a Specified Date Account (for example, the third Plan Year following the year Compensation is first allocated to such accounts).

4.4                               Deductions from Pay. The Plan Administrator has the authority to determine the payroll practices under which any component of Compensation subject to a Compensation Deferral Agreement will be deducted from a Participant’s Compensation.

4.5                               Cancellation of Deferrals. The Plan Administrator may cancel a Participant’s Deferrals: (i) for the balance of the Plan Year in which an Unforeseeable Emergency occurs, (ii) if the Participant receives a hardship distribution under the Employer’s qualified 401(k) plan, through the end of the Plan Year in which the six month anniversary of the hardship distribution falls, and (iii) during periods in which the Participant is unable to perform the duties of his or her position or any substantially similar position due to a mental or physical impairment that can be expected to result in death or last for a continuous period of at least six months, provided cancellation occurs by the later of the end of the taxable year of the Participant or the 15th day of the third month following the date the Participant incurs the disability (as defined in this paragraph). In the event a Participant receives a voluntary withdrawal from a Grandfathered Plan, the Participant shall not be permitted to make Deferrals to the Plan in the Plan Year following the Plan Year in which the withdrawal is made.

ARTICLE V

Company Contributions

5.1                               Discretionary Company Contributions. The Committee may, from time to time in its sole and absolute discretion, credit Company Contributions to any Participant Account in any amount determined by the Committee. A Company Contribution may be made at any time during the calendar year and may consist of “matching” contributions.  The Committee or its delegate shall be under no obligation to make contributions to the Plan unless the Company has entered into a separate agreement (such as an employment agreement) to make such contributions.

5.2                               Vesting. Company Contributions described in Section 5.1 above, and the Earnings thereon, shall vest in accordance with the vesting schedule(s) established by the Plan Administrator at the time that the Company Contribution is made. The Plan Administrator may, at any time, in its sole discretion, increase a Participant’s vested interest in a Company Contribution or restore any forfeiture.  Notwithstanding the foregoing, any increase in the vested interest of a Participant subject to SEC Rule 16b shall be approved by the Committee.

The portion of a Participant’s Accounts that remains unvested upon his or her Separation from Service after the application of the terms of this Section 5.2 shall be forfeited.

5.3                               Retirement Restoration Due to Disability. The Company will make an annual contribution to a Participant’s Retirement Restoration Account during each year in which a Participant is receiving disability benefits under the Company’s long-term disability program for Eligible Employees.  The amount of the contribution will equal 12.5% of the Participant’s Target Total Annual Compensation, up to a maximum of $70,000.  The Retirement Restoration Account will be 100% vested at all times.  Contributions under this Section 5.3 shall be made during such times as the Company is receiving payments under a policy of insurance that are payable due to the Participant’s disability.

ARTICLE VI

Benefits

6.1                               Benefits, Generally. A Participant shall be entitled to the following payments under the Plan:

(a)                                 Separation Benefit.  Upon the Participant’s Separation from Service he or she will receive a Separation Benefit. The Separation Benefit is the vested portion of each

Separation Account, determined on the last day of the month preceding the date payments commence. The payment commencement date is (i) January 1 of the year following Separation from Service if Separation from Service occurred on or before June 30 of such year (ii) July 1 of the year following the year in which Separation from Service occurred if Separation from Service occurred on or after July 1 and on or before December 31 or (iii) January 1 of the second or later year following Separation from Service designated by the Participant in his or her Compensation Deferral Agreement that established a Separation Account (or under the modification rules under Article VII).  The payment date in the preceding sentence is the first day Separation Benefits become payable under the Plan. The Plan Administrator expects to make actual payment in February with respect to amounts payable on January 1 and August for amounts payable on July 1, and may change the Valuation Date accordingly.

In the event Separation from Service occurs prior to age 55, the Separation Benefit will include all Separation Accounts and Specified Date Accounts, and will be payable on the date specified above (without regard to any election by the Participant described in clause (iii)). Notwithstanding the foregoing, if a Participant is receiving installments from a Specified Date Account at the time of Separation from Service, such payments will continue to be paid according to the Payment Schedule in effect for such Account in accordance with Section 6.1(b) and Section 6.2(b) and not pursuant to this Section 6.1(a).

(b)                                 Specified Date Benefit. A Participant will receive his or her Specified Date Account(s) on January 1 of the year designated in the Participant’s Compensation Deferral Agreement that established each such Account (subject to the modification rules under Article VII). The payment date in the preceding sentence is the first day Specified Date Benefits become payable under the Plan. The Plan Administrator expects to make actual payment in February with respect to amounts payable on January 1 and may change the Valuation Date accordingly.

(c)                                  Retirement Restoration Benefit. A Participant will receive his or her Retirement Restoration Benefit on January 1 following the year he or she attains age 65. The amount of the payment will be based on the value of his or her Retirement Restoration Account on the preceding December 31.

(d)                                 Payments Upon Death. A Participant’s Beneficiary(ies) shall receive the vested portion of the Participant’s Accounts (including any Retirement Restoration Account) that have not commenced payment on January 1 of the year following the year in which the Participant’s death occurs. The payment date in the preceding sentence is the first day amounts become payable under the Plan upon the Participant’s death. The Plan Administrator expects to make actual payment in the same calendar year, after all Deferrals have been properly credited to the Participant’s Account and valued as of the last day of the preceding month. With respect to the Participant’s Accounts that have commenced payments, the Participant’s Beneficiary(ies) shall continue to receive the remaining portion of such Accounts under the Payment Schedule elected by the Participant.

(e)                                  Unforeseeable Emergency Payments. A Participant who experiences an Unforeseeable Emergency may submit a written request to the Plan Administrator to receive payment of all or any portion of his or her vested Accounts. Whether a Participant or Beneficiary is faced with an Unforeseeable Emergency permitting an emergency payment shall be determined by the Plan Administrator based on the relevant facts and circumstances of each case, but, in any case, a distribution on account of Unforeseeable Emergency may not be made to the extent that such emergency is or may be reimbursed through insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of Deferrals under this Plan. If an emergency payment is approved by the Plan Administrator, the amount of the payment shall not exceed the amount reasonably necessary to satisfy the need, taking into account the additional compensation that is available to the Participant as the result of cancellation of deferrals to the Plan, including amounts necessary to pay any taxes or penalties that the Participant reasonably anticipates will result from the payment. The amount of the emergency payment shall be subtracted first from the vested portion of the Participant’s Separation Accounts, beginning with the Separation Account with the latest Payment Schedule and then from the vested Specified Date Accounts beginning with the Account with the latest Payment Schedule. Emergency payments shall be paid in a single lump sum within the 90-day period following the date the payment is approved by the Plan Administrator.

Withdrawals by a “16b Officer” must be approved by the Committee.

6.2                               Form of Payment.

(a)                                 Separation Benefit. A Participant’s Separation Accounts are payable in a single lump sum, unless the Participant elects on his or her initial Compensation Deferral Agreement that establishes a Separation Account (or a subsequent election under Article VII) to have such Account paid in (i) substantially equal annual installments over a period of two to fifteen years, as elected by the Participant, or (ii) a lump sum payment of a percentage of the balance in the Separation Account, with the balance paid in substantially equal annual installments over a period of two to fifteen years, as elected by the Participant.  The Participant may further designate in his or her Compensation Deferral Agreement to commence receiving installments under option (ii) in a subsequent year (for example, the third anniversary of the lump sum payment).

Notwithstanding any election by a Participant under 6.1(a) or this Section 6.2(a), a Participant’s Separation Accounts will be payable in a single lump sum upon a Separation from Service prior to attaining age 55.

(b)                                 Specified Date Benefits. Specified Date Accounts will be paid in a single lump sum, unless the Participant elects on the Compensation Deferral Agreement that establishes a Specified Date Account to have such Account paid in (i) substantially equal annual installments over a period of two to fifteen years, as elected by the Participant or (ii) a lump sum payment of a percentage of the balance in the Separation Account, with the balance paid in substantially equal annual installments over a period of two to fifteen years, as elected by the Participant.  The Participant may further designate in his or her Compensation Deferral Agreement to commence receiving installments under option (ii) in a subsequent year (for example, the third anniversary of the lump sum payment).

Notwithstanding any election by a Participant under Section 6.1(b) or this Section 6.2(b), a Participant’s Specified Date Accounts will be payable as part of the Separation Benefit under Section 6.1(a) in a single lump sum upon a Separation from Service prior to attaining age 55; provided, however, that if a Participant is receiving installments from a Specified Date Account at the time a Separation from Service occurs, payment will continue to be made according to the Payment Schedule elected by the Participant and not pursuant to this paragraph.

(c)                                  Retirement Restoration Payments.  A Participant’s Retirement Restoration Account is payable in a single lump sum.

(d)                                 Death Benefit. Payments from a Participant’s Accounts upon death will be made according the Payment Schedules in effect for such Accounts (lump sum, installments or combination of lump sum and installments, as elected). In the event a Beneficiary is entitled to or is receiving a Death Benefit but dies on or after August 21, 2013 and prior to receiving all payments with respect to such Benefit, the remaining Death Benefit will be paid to the Beneficiary’s estate in a single lump sum.

(e)                                  Small Account Balances. Notwithstanding any Participant election or other provisions of the Plan, a Participant’s Accounts will be paid in a single lump sum if, upon the commencement of his or her Separation Benefit or payments upon death, the combined value of his or her Accounts is not greater than  $25,000.

(f)                                   Rules Applicable to Installment Payments. If a Payment Schedule specifies installment payments, annual payments will be made beginning as of the payment commencement date for such installments and shall continue on each anniversary thereof until the number of installment payments specified in the Payment Schedule has been paid.

Annual installments will be calculated in substantially equal amounts, using an assumed interest rate specified by the Plan Administrator at the beginning of the year in which payments commence. The final installment will be adjusted to reflect the actual return on the Participant’s Account over the installment period.

For purposes of Article VII, installment payments will be treated as a single form of payment. If a lump sum equal to less than 100% of the Separation Account is paid, the payment commencement date for the installment form of payment will be the first anniversary of the payment of the lump sum, unless otherwise elected in the Participant’s Compensation Deferral Agreement that established the account (subject to a subsequent modification under Article VII).

6.3                               Acceleration of or Delay in Payments. The Plan Administrator, in its sole and absolute discretion, may elect to accelerate the time or form of payment of a benefit owed to the Participant hereunder, provided such acceleration is permitted under Treas. Reg. Section 1.409A-3(j)(4). The Plan Administrator may also, in its sole and absolute discretion, delay the time for payment of a benefit owed to the Participant hereunder, to the extent permitted under Treas. Reg. Section 1.409A-2(b)(7). If the Plan receives a domestic relations order (within the meaning of Code Section 414(p)(1)(B)) directing that all or a portion of a Participant’s Accounts be paid to an “alternate payee,” any amounts to be paid to the alternate payee(s) shall be paid in a single lump sum.

ARTICLE VII

Modifications to Payment Schedules

7.1                               Participant’s Right to Modify.  A Participant may modify any or all of the Payment Schedules with respect to an Account, consistent with the permissible Payment Schedules available under the Plan, provided such modification complies with the requirements of this Article VII.

7.2                               Time of Election. The date on which a modification election is submitted to the Plan Administrator must be at least 12 months prior to the date on which payment is scheduled to commence under the Payment Schedule in effect prior to the modification.

7.3                               Date of Payment under Modified Payment Schedule. Except with respect to modifications that relate to the payment upon death, the date payments are to commence under the modified Payment Schedule must be no earlier than five years after the date payment would have commenced under the original Payment Schedule. Under no circumstances may a modification election result in an acceleration of payments in violation of Code Section 409A.

7.4                               Effective Date. A modification election submitted in accordance with this Article VII is irrevocable upon receipt by the Plan Administrator and becomes effective 12 months after such date. Prior to the effective date, payment will be made in accordance with the Payment Schedule in effect prior to such modification.

7.5                               Effect on Accounts. An election to modify a Payment Schedule is specific to the Account or payment event to which it applies, and shall not be construed to affect the Payment Schedules of any other Accounts.

7.6                               Transition Year Elections. Notwithstanding the foregoing, a Participant may, on or before December 31, 2008, modify the time and form of payment with respect to any unpaid Account Balance, consistent with the terms of the Plan and the requirements of IRS Notice 2007-86.

ARTICLE VIII

Valuation of Account Balances; Investments

8.1                               Valuation. Deferrals shall be credited to appropriate Accounts on the date such Compensation would have been paid to the Participant absent the Compensation Deferral Agreement. Company Contributions shall be credited to the Separation Account at the times determined by the Plan Administrator. Valuation of Accounts shall be performed under procedures approved by the Plan Administrator.

8.2                               Adjustment for Earnings. Each Account will be adjusted to reflect Earnings on each Business Day.  Adjustments shall reflect the net earnings, gains, losses, expenses, appreciation and depreciation associated with an investment option for each portion of the Account allocated to such option (“investment allocation”).

8.3                               Investment Options. Investment options will be determined by the Plan Administrator. The Plan Administrator, in its sole discretion, shall be permitted to add or remove investment options from the Plan menu from time to time, provided that any such additions or removals of investment options shall not be effective with respect to any period prior to the effective date of such change. Investment options may include stocks, bonds, mutual fund shares and other investments.

8.4                               Investment Allocations. A Participant’s investment allocation constitutes a deemed, not actual, investment among the investment options comprising the investment menu. At no time shall a Participant have any real or beneficial ownership in any investment option included in the investment menu, nor shall the Company or any trustee acting on its behalf have any obligation to purchase actual securities as a result of a Participant’s investment allocation. A Participant’s investment allocation shall be used solely for purposes of adjusting the value of a Participant’s Account Balances and the amount of the Company’s corresponding payment obligation under the terms of the Plan.

A Participant shall specify an investment allocation for each of his or her Accounts in accordance with procedures established by the Plan Administrator.  Allocation among the investment options must be designated in increments of 1%. The Participant’s investment allocation will become effective on the same Business Day or, in the case of investment allocations received after a time specified by the Plan Administrator, the next Business Day.

A Participant may change an investment allocation on any Business Day, both with respect to future credits to the Plan and with respect to existing Account Balances, in accordance with procedures adopted by the Plan Administrator. Changes shall become effective on the same Business Day or, in the case of investment allocations received after a time specified by the Plan Administrator, the next Business Day, and shall be applied prospectively.

8.5                               Unallocated Deferrals and Accounts. If the Participant fails to make an investment allocation with respect to an Account, such Account shall be invested in an investment option, the primary objective of which is the preservation of capital, as determined by the Plan Administrator.

8.6                               Payments and Forfeitures.  The value of the Participant’s Account Balance shall be reduced to reflect payments and any forfeitures from the applicable Participant Account(s) on such day.

8.7                               Earnings.  After the adjustments described above, a Participant’s Accounts will be adjusted as of the close of business on such day and each subsequent Business Day to reflect the total value of units credited to such Accounts or, subject to the Plan Administrator’s procedures for valuing Accounts, to reflect earnings based upon the Participant’s allocation among the menu of investment options

ARTICLE IX

Administration

9.1                               Plan Administration. This Plan shall be administered by the Plan Administrator which shall have discretionary authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan and to utilize its discretion to decide or resolve any and all questions, including but not limited to eligibility for benefits and interpretations of this Plan and its terms, as may arise in connection with the Plan. Claims for benefits shall be filed with the Plan Administrator and resolved in accordance with the claims procedures in Article XII. The Plan Administrator may exercise such additional powers and authority as may be delegated to the Plan Administrator by the Committee and such powers as are conferred under the terms of the Plan.

9.2                               Administration Upon Change in Control. Upon a Change in Control, the Committee, as constituted immediately prior to such Change in Control, shall act as the Plan Administrator.

Upon such Change in Control, the Company may not remove the Plan Administrator, unless 2/3rds of the members of the Board of Directors of the Company and a majority of Participants and Beneficiaries with Account Balances consent to the removal and replacement of the Plan Administrator. The individual who was the Chief Executive Officer of the Company (or if such person is unable or unwilling to act, the next highest ranking officer) prior to the Change in Control shall have the authority (but shall not be obligated) to appoint an independent third party to act as the Plan Administrator in lieu of the Committee.  Notwithstanding the foregoing, neither the Plan Administrator nor the officer described above shall have authority to direct investment of trust assets under any rabbi trust described in Section 11.2.

The Company (including any successor organization) shall, with respect to the Plan Administrator identified under this Section: (i) pay all reasonable expenses and fees of the Plan Administrator, (ii) supply full and timely information to the Plan Administrator on all matters related to the Plan, any rabbi trust, Participants, Beneficiaries and Accounts as the Plan Administrator may reasonably require and (iii) provide the indemnification described in Section 9.4.

9.3                               Withholding. The Company shall have the right to withhold from any payment due under the Plan (or with respect to any amounts credited to the Plan) any taxes required by law to be withheld in respect of such payment (or credit). Withholdings with respect to amounts credited to the Plan shall be deducted from Compensation that has not been deferred to the Plan.

9.4                               Indemnification. The Company shall indemnify and hold harmless each employee, officer, director, agent or organization, to whom or to which are delegated duties, responsibilities, and authority under the Plan or otherwise with respect to administration of the Plan, including, without limitation, the Plan Administrator, including the individual members of the Deferred Compensation Committee, the HR Committee of the Board of Directors and their agents, against all claims, liabilities, fines and penalties, and all expenses reasonably incurred by or imposed upon him or her or it (including but not limited to reasonable attorneys’ fees) which arise as a result of his or her or its actions or failure to act in connection with the operation and administration of the Plan to the extent lawfully allowable and to the extent that such claim, liability, fine, penalty, or expense is not paid for by liability insurance purchased or paid for by the Company. Notwithstanding the foregoing, the Company shall not indemnify any person or organization if his or her or its actions or failure to act are due to gross negligence or willful misconduct or for any such amount incurred through any settlement or compromise of any action unless the Company consents in writing to such settlement or compromise.

9.5                               Delegation of Authority. In the administration of this Plan, the Plan Administrator may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with legal counsel who shall be legal counsel to the Company.

9.6                               Binding Decisions or Actions. The decision or action of the Plan Administrator in respect of any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations thereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

ARTICLE X

Amendment and Termination

10.1                        Amendment and Termination. The Company, by action of the Committee, may at any time and from time to time amend the Plan or may terminate the Plan as provided in this Article X.

10.2                        Amendments. The Company, by action taken by the Committee, may amend the Plan at any time and for any reason, provided that any such amendment shall not reduce the vested Account Balances of any Participant accrued as of the date of any such amendment or restatement (as if the Participant had incurred a voluntary Separation from Service on such date) or reduce any rights of a Participant under the Plan or other Plan features with respect to Deferrals made prior to the date of any such amendment or restatement without the consent of the Participant. The Committee may delegate to the Plan Administrator the authority to amend the Plan without the consent of the Board of Directors for the purpose of: (i) conforming the Plan to the requirements of law; (ii) facilitating the administration of the Plan; (iii) clarifying provisions based on the Plan Administrator’s interpretation of the document; and (iv) making such other amendments as the Committee may authorize.

10.3                        Termination. The Company, by action taken by the Committee, may terminate the Plan and pay Participants and Beneficiaries their Account Balances in a single lump sum at any time, to the extent and in accordance with Treas. Reg. Section 1.409A-3(j)(4)(ix). Prior to such lump sum payment, the benefits of affected Employees shall continue to be paid at the times provided in Article VI.

10.4                        Accounts Taxable Under Code Section 409A. The Plan is intended to constitute a plan of deferred compensation that meets the requirements for deferral of income taxation under Code Section 409A. The Committee, pursuant to its authority to interpret the Plan, may sever from the Plan or any Compensation Deferral Agreement any provision or exercise of a right that otherwise would result in a violation of Code Section 409A.

ARTICLE XI

Informal Funding

11.1                        General Assets. Obligations established under the terms of the Plan may be satisfied from the general funds of the Company (with respect to the Company’s Employees or as agent for an Affiliate with respect to its Employees), or a trust described in this Article XI. No Participant, spouse or Beneficiary shall have any right, title or interest whatever in assets of the Company or an Affiliate. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company or Affiliate and any Employee, spouse, or Beneficiary. To the extent that any person acquires a right to receive payments hereunder, such rights are no greater than the right of an unsecured general creditor of the Company or Affiliate.

11.2                        Rabbi Trust. The Company may, in its sole discretion, establish a grantor trust, commonly known as a rabbi trust, as a vehicle for accumulating assets to pay benefits under the Plan. Payments under the Plan may be paid from the general assets of the

Company, or from the assets of any such rabbi trust. Payment from any such source shall reduce the obligation owed to the Participant or Beneficiary under the Plan.

ARTICLE XII

Claims

12.1                        Filing a Claim. Any controversy or claim arising out of or relating to the Plan shall be filed in writing with the Plan Administrator which shall make all determinations concerning such claim. Any claim filed with the Plan Administrator and any decision by the Plan Administrator denying such claim shall be in writing and shall be delivered to the Claimant.

(a)                                 In General. Notice of a denial of benefits will be provided within 90 days of the Plan Administrator’s receipt of the Claimant’s claim for benefits. If the Plan Administrator determines that it needs additional time to review the claim, the Plan Administrator will provide the Claimant with a notice of the extension before the end of the initial 90-day period. The extension will not be more than 90 days from the end of the initial 90-day period and the notice of extension will explain the special circumstances that require the extension and the date by which the Plan Administrator expects to make a decision.

(c)                                  Contents of Notice. If a claim for benefits is completely or partially denied, notice of such denial shall be in writing and shall set forth the reasons for denial in plain language. The notice shall: (i) cite the pertinent provisions of the Plan document, and (ii) explain, where appropriate, how the Claimant can perfect the claim, including a description of any additional material or information necessary to complete the claim and why such material or information is necessary. The claim denial also shall include an explanation of the claims review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse decision on review.

12.2                        Appeal of Denied Claims. A Claimant whose claim has been completely or partially denied shall be entitled to appeal the claim denial by filing a written appeal with the Plan Administrator. A Claimant who timely requests a review of the denied claim (or his or her authorized representative) may review, upon request and free of charge, copies of all documents, records and other information relevant to the denial and may submit written comments, documents, records and other information relevant to the claim to the Plan Administrator. All written comments, documents, records, and other information shall be considered “relevant” if the information: (i) was relied upon in making a benefits determination, (ii) was submitted, considered or generated in the course of making a benefits decision regardless of whether it was relied upon to make the decision, or (iii) demonstrates compliance with administrative processes and safeguards established for making benefit decisions. The Plan Administrator may, in its sole discretion and if it deems appropriate or necessary, decide to hold a hearing with respect to the claim appeal.

(a)                                 In General. Appeal of a denied benefits claim must be filed in writing with the Plan Administrator no later than 60 days after receipt of the written notification of such claim denial. The Plan Administrator shall make its decision regarding the merits of the denied claim within 60 days following receipt of the appeal (or within 120 days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim). If an extension of time for reviewing the appeal is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension. The notice will indicate the special circumstances requiring the extension of time and the date by which the Plan Administrator expects to render the determination on review. The review will take into account comments, documents, records and other information submitted by the Claimant relating to the claim without regard to whether such information was submitted or considered in the initial benefit determination.

(b)                                 Contents of Notice. If a benefits claim is completely or partially denied on review, notice of such denial shall be in writing and shall set forth the reasons for denial in plain language.

The decision on review shall set forth: (i) the specific reason or reasons for the denial, (ii) specific references to the pertinent Plan provisions on which the denial is based, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, or other information relevant (as defined above) to the Claimant’s claim, and (iv) a statement describing any voluntary appeal procedures offered by the plan and a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA.

12.3                        Claims Appeals Upon Change in Control. Upon a Change in Control, the Plan Administrator, as constituted immediately prior to such Change in Control, shall continue to review appeals. Upon such Change in Control, the Company may not remove any member of the Plan Administrator, but may replace resigning members if 2/3rd of the members of the Board of Directors of the Company and a majority of Participants and Beneficiaries with Account Balances consent to the replacement.

The Plan Administrator shall have the exclusive authority at the appeals stage to interpret the terms of the Plan and resolve appeals under the Claims Procedure.

The Company shall, with respect to the Plan Administrator identified under this Section: (i) pay its proportionate share of all reasonable expenses and fees of the Plan Administrator, (ii) supply full and timely information to the Plan Administrator on all matters related to the Plan, any rabbi trust, Participants, Beneficiaries and Accounts as the Plan Administrator may reasonably require and (iii) provide the indemnification described in Section 9.4.

12.4                        Legal Action. A Claimant may not bring any legal action relating to a claim for benefits under the Plan unless and until the Claimant has followed the claims procedures under the Plan and exhausted his or her administrative remedies under such claims procedures.

If a Participant or Beneficiary prevails in a legal proceeding brought under the Plan to enforce the rights of such Participant or any other similarly situated Participant or Beneficiary, in whole or in part, the Company shall be liable for all legal costs, expenses, attorneys’ fees and such other liabilities incurred as a result of such proceedings. If the legal proceeding is brought in connection with a Change in Control, or a “change in control” as defined in a rabbi trust described in Section 11.2, the Participant or Beneficiary may file a claim directly with the trustee for reimbursement of such costs, expenses and fees. For purposes of the preceding sentence, the amount of the claim shall be treated as if it were an addition to the Participant’s or Beneficiary’s Account Balance.

12.5                        Discretion of Plan Administrator. All interpretations, determinations and decisions of the Plan Administrator with respect to any claim shall be made in its sole discretion, and shall be final and conclusive.

ARTICLE XIII

General Provisions

13.1                        Assignment. No interest of any Participant, spouse or Beneficiary under this Plan and no benefit payable hereunder shall be assigned as security for a loan, and any such purported assignment shall be null, void and of no effect, nor shall any such interest or any such benefit be subject in any manner, either voluntarily or involuntarily, to anticipation, sale, transfer, assignment or encumbrance by or through any Participant, spouse or Beneficiary. Notwithstanding anything to the contrary herein, however, the Plan Administrator has the discretion to make payments to an alternate payee in accordance with the terms of a domestic relations order (as defined in Code Section 414(p)(1)(B)).

The Company or an Affiliate may assign any or all of its liabilities under this Plan in connection with any restructuring, recapitalization, sale of assets or other similar transactions affecting the Company without the consent of the Participant.

13.2                        No Legal or Equitable Rights or Interest. No Participant or other person shall have any legal or equitable rights or interest in this Plan that are not expressly granted in this Plan. Participation in this Plan does not give any person any right to be retained in the service of the Company or an Affiliate. The right and power of the Company or Affiliate to dismiss or discharge an Employee is expressly reserved. The Company and its Affiliates make no representations or warranties as to the tax consequences to a Participant or a Beneficiary resulting from a deferral of income pursuant to the Plan.

13.3                        No Employment Contract. Nothing contained herein shall be construed to constitute a contract of employment between an Employee and the Company or its Affiliates.

13.4                        Notice. Any notice or filing required or permitted to be delivered to the Plan Administrator under this Plan shall be delivered in writing, in person, or through such electronic means as is established by the Plan Administrator. Notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Written transmission shall be sent by certified mail to:

BALL CORPORATION

10 LONGS PEAK DRIVE

BROOMFIELD, CO 80021

ATTN: DEFERRED COMPENSATION PLAN ADMINISTRATOR

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing or hand-delivered, or sent by mail to the last known address of the Participant.

13.5                        Headings. The headings of Sections are included solely for convenience of reference, and if there is any conflict between such headings and the text of this Plan, the text shall control.

13.6                        Invalid or Unenforceable Provisions. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof and the Plan Administrator may elect in its sole discretion to construe such invalid or unenforceable provisions in a manner that conforms to applicable law or as if such provisions, to the extent invalid or unenforceable, had not been included.

13.7                        Lost Participants or Beneficiaries. Any Participant or Beneficiary who is entitled to a benefit from the Plan has the duty to keep the Plan Administrator advised of his or her current mailing address. If benefit payments are returned to the Plan or are not presented for payment after a reasonable amount of time, the Plan Administrator shall presume that the payee is missing. The Plan Administrator, after making such efforts as in its discretion it deems reasonable and appropriate to locate the payee, shall stop payment on any uncashed checks and may discontinue making future payments until contact with the payee is restored.

13.8                        Facility of Payment to a Minor.  If a distribution is to be made to a minor, or to a person who is otherwise incompetent, then the Plan Administrator may, in its discretion, make such distribution: (i) to the legal guardian, or if none, to a parent of a minor payee with whom the payee maintains his or her residence, or (ii) to the conservator or committee or, if none, to the person having custody of an incompetent payee. Any such distribution shall fully discharge the Plan Administrator, the Committee, the Company, and the Plan from further liability on account thereof.

13.9                        Governing Law. To the extent not preempted by ERISA, the laws of the State of Indiana shall govern the construction and administration of the Plan.

IN WITNESS WHEREOF, the undersigned executed this Plan as of the 26th day of August, 2013, to be effective as of the Effective Date.

Ball Corporation

By:	Lisa Pauley	(Print Name)

Its:	Sr. VP Human Resources & Administration	(Title)

/s/ Lisa Pauley		(Signature)

Schedule A

Eligible Employees and Directors

Until modified by the Committee, individuals eligible to participate in the Plan include Employees with an Economic Value Added (EVA) Incentive Compensation (I.C.) participation level of 20% or more.